Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-277232

Issuer Free Writing Prospectus, dated June 26, 2025

THE WILLIAMS COMPANIES, INC.

$750,000,000 4.625% Senior Notes Due 2030

$750,000,000 5.300% Senior Notes Due 2035

PRICING TERM SHEET

Dated: June 26, 2025

Issuer:	The Williams Companies, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB+ / BBB

Pricing Date:	June 26, 2025

Settlement Date:	June 30, 2025 (T + 2)

Use of Proceeds:	We intend to use the net proceeds of this offering to repay our near-term debt maturities and for other general corporate purposes.

	Notes due 2030	Notes due 2035

Security Type:	$750,000,000 4.625% Senior Notes due 2030	$750,000,000 5.300% Senior Notes due 2035

Maturity Date:	June 30, 2030	September 30, 2035

Interest Payment Dates:	June 30 and December 30, commencing December 30, 2025	March 30 and September 30, commencing September 30, 2025

Principal Amount:	$750,000,000	$750,000,000

Benchmark Treasury:	4.000% due May 31, 2030	4.250% due May 15, 2035

Benchmark Treasury Price:	100-29+	100-00+

Benchmark Treasury Yield:	3.793%	4.248%

Spread to Benchmark Treasury:	85 bps	110 bps

Re-Offer Yield:	4.643%	5.348%

Coupon:	4.625%	5.300%

Public Offering Price:	99.920% of the principal amount	99.634% of the principal amount

Make-Whole Call:	T+15 bps (prior to May 30, 2030)	T+20 bps (prior to June 30, 2035)

Par Call:	On or after May 30, 2030	On or after June 30, 2035

CUSIP / ISIN:	969457 CR9 US969457CR92	969457 CS7 US969457CS75

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc.

Passive Book-Running Managers:	BofA Securities, Inc. CIBC World Markets Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC Truist Securities, Inc.

Co-Managers:

BBVA Securities Inc.

BOK Financial Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Tuohy Brothers Investment Research, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes in this offering will be made against payment therefor by purchasers in this offering on or about June 30, 2025, which is the second business day following the pricing date of the notes (such settlement cycle being referred to as T+2). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day before the settlement date should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates; terms used in this term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc., toll free, at 1 (888) 603-5847; Citigroup Global Markets Inc., toll free, at 1 (800) 831-9146; MUFG Securities Americas Inc., toll free, at 1 (877) 649-6848; and Scotia Capital (USA) Inc., toll free, at 1 (800) 372-3930.

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